As filed with the Securities and Exchange Commission on November 14, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXOGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1301878
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13859 Progress Boulevard, Suite 100,

Alachua, Florida 32615

(386) 462-6800

(Address and Zip Code of Principal Executive Offices)

LECTEC CORPORATION 2010 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Karen Zaderej

Chief Executive Officer

AxoGen, Inc.

13859 Progress Boulevard, Suite 100,

Alachua, Florida 32615

(386) 462-6800

(Name, Address, Zip Code and Telephone Number of Agent for Service)

Copies to:

Justin W. Chairman, Esq.

Fahd M.T. Riaz, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value	2,300,000	$2.78	$6,394,000	$732.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock, $0.01 par value per share, that become issuable under the LecTec Corporation 2010 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act, and based on the average of the high and low sale prices of the registrant’s common Stock, as quoted on the Over–the–Counter Bulletin Board, on November 14, 2011.

EXPLANATORY NOTE

By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2011 (File No. 333-173539), LecTec Corporation (“LecTec”) registered 450,000 shares of LecTec’s common stock, $0.01 par value per share (“Common Stock”), issuable under the LecTec Corporation 2010 Stock Incentive Plan. On September 30, 2011, LecTec completed its business combination with AxoGen Corporation (“AC”) in accordance with the terms of an Agreement and Plan of Merger, dated as of May 31, 2011, by and among LecTec, Nerve Merger Sub Corp., a subsidiary of LecTec (“Merger Sub”), and AC, which the parties amended on June 30, 2011 and August 9, 2011 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into AC, with AC continuing after the merger as the surviving corporation and a wholly owned subsidiary of LecTec (the “Merger”). Immediately following the Merger, LecTec changed its name to AxoGen, Inc. (the “Company”). In connection with the Merger, on September 27, 2011, LecTec amended and restated the LecTec Corporation 2010 Stock Incentive Plan to, among other things, increase the number of shares of common stock authorized for issuance under the plan by 2,300,000 shares. The LecTec Corporation 2010 Stock Incentive Plan, as amended and restated, is hereinafter referred to as the “Plan.” The Company hereby registers an additional 2,300,000 shares of Common Stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Company under Rule 428(b). Requests should be directed to: AxoGen, Inc., 13859 Progress Boulevard, Suite 100, Alachua, Florida 32615; Attention: Gregory G. Freitag, Chief Financial Officer, telephone number (386) 462-6800.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission are incorporated by reference into this Registration Statement:

(a)	Prospectus filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act on September 2, 2011;

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 30, 2011;

(c)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 (as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on September 9, 2011) and September 30, 2011, filed with the Commission on May 17, 2011, August 11, 2011 and November 14, 2011, respectively;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2011, February 22, 2011, March 28, 2011, April 26, 2011, May 6, 2011, May 13, 2011, June 2, 2011, September 6, 2011, September 29, 2011 and October 6, 2011 (as amended by Amendment No. 1 on Form 8-K/A filed with the Commission on November 14, 2011), provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement; and

(e)	The description of Common Stock set forth in the Company’s Registration Statement on Form 8–A filed with the Commission on August 28, 1987 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Minnesota Statutes, Section 302A.521, subd. 2, requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met, unless the Company amends its Amended the Restated Articles of Incorporation (the “Articles of Incorporation”) or its Amended and Restated Bylaws

(the “Bylaws”) to prohibit or condition such indemnification rights. In addition, Minnesota Statutes, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless the Company amends the Articles of Incorporation or the Bylaws to prohibit or condition such expense advancement rights. Under Section 302A.521, subd. 4, the Company may amend the Articles of Incorporation or the Bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made (i) by a disinterested majority of the Company’s Board of Directors present at a meeting at which a disinterested quorum is present, (ii) by a designated committee of the Board of Directors consisting of two or more disinterested directors, (iii) by special legal counsel selected by the board or a committee by vote pursuant to clause (i) or (ii) above, (iv) by an affirmative vote of the shareholders, in which the shares held by parties to the proceeding is not counted in determining the presence of a quorum and are not considered to be present and entitled to vote, or (v) by a court in Minnesota. For purposes of clauses (i) and (ii) above, a director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article 7 of the Articles of Incorporation provides that, to the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article 7 or any predecessor of this provision. Neither the amendment, modification or repeal of Article 7 nor the adoption of any provision in these articles of incorporation inconsistent with Article 7 shall adversely affect any right or protection of a director or officer of the Company with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

The Bylaws provide that the directors and officers of the Company shall have the right to indemnification provided by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the Company or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the Company.

The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.

With respect to possible indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act pursuant to such provisions, the Company is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Kaplan, Strangis and Kaplan, P.A.

10.1	LecTec Corporation 2010 Stock Incentive Plan (incorporated by reference to Appendix E to the Proxy Statement/Prospectus included as part of LecTec Corporation’s Amendment No. 2 to Registration Statement on Form S-4 filed on August 29, 2011)

23.1	Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5.1)

23.2	Consent of Lurie Besikof Lapidus & Company, LLP

23.3	Consent of Cross, Fernandez & Riley, LLP

24.1	Power of Attorney (included on signature pages hereto)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alachua, State of Florida, on this 14th day of November 2011.

AXOGEN, INC.

/s/ Karen Zaderej
Karen Zaderej
Chief Executive Officer

POWER OF ATTORNEY

Each person in so signing also makes, constitutes and appoints Karen Zaderej, Chief Executive Officer, and Gregory G. Freitag, Chief Financial Officer, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen Zaderej	Chief Executive Officer, Director	November 14, 2011
Karen Zaderej	(principal executive officer)

/s/ Gregory G. Freitag	Chief Financial Officer, Director	November 14, 2011
Gregory G. Freitag	(principal financial officer and principal accounting officer)

/s/ Jamie M. Grooms	Chairman of the Board of Directors	November 14, 2011
Jamie M. Grooms

/s/ Mark Gold	Director	November 14, 2011
Mark Gold

/s/ John Harper	Director	November 14, 2011
John Harper

Signature	Title	Date

/s/ Joe Mandato	Director	November 14, 2011
Joe Mandato

/s/ Robert J. Rudelius	Director	November 14, 2011
Robert J. Rudelius

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Kaplan, Strangis and Kaplan, P.A.

10.1	LecTec Corporation 2010 Stock Incentive Plan (incorporated by reference to Appendix E to the Proxy Statement/Prospectus included as part of LecTec Corporation’s Amendment No. 2 to Registration Statement on Form S-4 filed on August 29, 2011)

23.1	Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5.1)

23.2	Consent of Lurie Besikof Lapidus & Company, LLP

23.3	Consent of Cross, Fernandez & Riley, LLP

24.1	Power of Attorney (included on signature pages hereto)